Exhibit 99.1

Prothena Reports Second Quarter 2018 Financial Results and Provides R&D Update

•	Net loss was $59.9 million in the second quarter and $108.6 million, for the first six months ended June 30, 2018

•
Net cash from operating and investing activities was $58.0 million in the second quarter and $26.3 million in the first six months of 2018; quarter-end cash and restricted cash position of $490.3 million, provides funding to advance a broad neuroscience pipeline

•	Published results from the Phase 1b multiple ascending dose study of prasinezumab (PRX002/RG7935) in patients with Parkinson’s disease in JAMA Neurology

DUBLIN, Ireland - August 7, 2018 - Prothena Corporation plc (NASDAQ:PRTA), a clinical-stage neuroscience company, today reported financial results for the second quarter and first six months of 2018. In addition, the Company provided an update on its R&D programs.

“We are developing a broad and novel pipeline targeting devastating neurological diseases and steadily advancing both our proprietary programs as well as our collaboration programs with Roche and Celgene,” said Gene Kinney, PhD, President and Chief Executive Officer of Prothena. “Enrollment in the ongoing clinical studies of PRX004 and prasinezumab (PRX002/RG7935) is continuing and we expect initial data from these programs in 2019 and 2020, respectively. Additionally, we are advancing multiple discovery-stage programs towards the clinic with the potential to offer significant benefit to patients who suffer from neurological diseases with tremendous unmet medical need.”

Second Quarter 2018 and Recent Highlights:

•
Published results from the Phase 1b multiple ascending dose study of prasinezumab (PRX002/RG7935) in patients with Parkinson’s disease in JAMA Neurology. The paper is entitled “Safety and Tolerability of Multiple Ascending Doses of PRX002/RG7935, an Anti-α-Synuclein Monoclonal Antibody, in Patients With Parkinson Disease: A Randomized Clinical Trial.”

•
Appointed Tran B. Nguyen as Chief Operating Officer, in addition to his responsibilities as Chief Financial Officer. Mr. Nguyen had been Prothena’s Chief Financial Officer since 2013 and has more than 20 years of experience including strategic leadership positions in the biotech, banking and private equity industries.

•	Initiated a reorganization and updated financial guidance to align the Company’s resources on advancing its broad neuroscience pipeline.

Upcoming Research and Development Milestones

Prasinezumab (PRX002/RG7935)

•
The Phase 2 PASADENA study, which is being conducted by Roche and was initiated in the second quarter of 2017, continues to enroll patients with early Parkinson’s disease, and data from this study are expected in 2020

PRX004

•
The Phase 1 study of PRX004, initiated in the second quarter of 2018, continues to enroll patients with ATTR amyloidosis, and pharmacodynamic data from the lower doses of this study are expected in 2019

Discovery

•	The preclinical tau program (a worldwide collaboration with Celgene) is expected to initiate cell line development of a lead candidate in 2019

•	The preclinical Aβ (Amyloid beta) program is expected to initiate cell line development of a lead candidate in 2019

Second Quarter and First Six Months of 2018 Financial Results
•For the second quarter and first six months of 2018, Prothena reported a net loss of $59.9 million and $108.6 million, respectively, which includes restructuring charges of $20.9 million associated with the discontinuation of the NEOD001 program, as compared to a net loss of $17.7 million and $53.1 million for the second quarter and first six months of 2017, respectively. Net loss per share for the second quarter and first six months of 2018 was $1.50 and $2.77, respectively, as compared to a net loss per share of $0.46 and $1.44 for the second quarter and first six months of 2017, respectively.

Prothena reported total revenue from its collaboration with Roche of $0.3 million and $0.5 million for the second quarter and first six months of 2018, respectively, as compared to total revenue of $26.8 million and $27.1 million for the second quarter and first six months of 2017, respectively.

Research and development (R&D) expenses totaled $31.5 million and $66.2 million for the second quarter and first six months of 2018, respectively, as compared to $34.0 million and $59.7 million for the second quarter and first six months of 2017, respectively. The decrease in R&D expenses for the second quarter compared to the same period in the prior year was primarily due to lower product manufacturing expenses and to a lesser extent lower clinical trial costs, offset in part by higher expenses associated with prasinezumab (PRX002/RG7935). The increase in R&D expenses for the first six months compared to the same period in the prior year was primarily due to higher expenses associated with prasinezumab, higher consulting expenses and higher personnel costs, which were partially offset by lower product manufacturing expenses and to a lesser extent lower clinical trial costs. R&D expenses included non-cash share-based compensation expense of $2.6 million and $4.8 million for the second quarter and first six months of 2018, respectively, as compared to $2.7 million and $5.0 million for the second quarter and first six months of 2017, respectively.

General and administrative (G&A) expenses totaled $11.0 million and $25.2 million for the second quarter and first six months of 2018, respectively, as compared to $10.9 million and $21.7 million for second quarter and first six months of 2017, respectively. The increase in G&A expenses for the first six months compared to the same periods in the prior year was primarily due to higher personnel costs and to a lesser extent higher legal expenses. G&A expenses included non-cash share-based compensation expense of $3.8 million and $8.4 million for the second quarter and first six months of 2018, respectively, as compared to $3.9 million and $7.2 million for the second quarter and first six months of 2017, respectively.

Total non-cash share-based compensation expense was $8.8 million and $15.7 million for the second quarter and first six months of 2018, respectively, which included $2.5 million of non-cash share-based compensation expense included in the restructuring costs, as compared to $6.7 million and $12.3 million for the second quarter and first six months of 2017, respectively.

As of June 30, 2018, Prothena had $490.3 million in cash, cash equivalents and restricted cash (including the $100 million upfront payment received from Celgene in April 2018) and no debt.

As of July 20, 2018, Prothena had approximately 39.8 million ordinary shares outstanding.

The Company expects its 2018 net cash burn from operating and investing activities to be $40 to $50 million, which includes $110 million of cash provided by operating activities associated with the Celgene collaboration, and to end the year with approximately $421 million in cash (mid-point). The estimated 2018 net cash burn from operating and investing activities is primarily driven by an estimated net loss of $170 to $185 million, which includes an estimated $25 million of non-cash share-based compensation expense. The estimated 2018 net loss includes $80 to $85 million of operating expenses associated with NEOD001 and the Company’s reorganization, including research, development, manufacturing and pre-commercial expenses, severance costs and contract termination fees related to manufacturing obligations and approximately $8 million of non-cash share-based compensation expense.

About Prothena

Prothena Corporation plc is a clinical-stage neuroscience company focused on the discovery and development of novel therapies with the potential to fundamentally change the course of progressive, life-threatening diseases. Fueled by its deep scientific understanding built over decades of neuroscience research, Prothena is advancing a pipeline of therapeutic candidates for a number of indications and novel targets including Parkinson’s disease and other related synucleinopathies (prasinezumab - PRX002/RG7935) and ATTR amyloidosis (PRX004), as well as tau, Aβ (Amyloid beta) and TDP-43 where its scientific understanding of disease pathology can be leveraged. For more information, please visit the Company's website at www.prothena.com and follow us on Twitter @ProthenaCorp.

Forward-looking Statements

This press release contains forward-looking statements. These statements relate to, among other things, the sufficiency of our funding to advance a broad neuroscience pipeline; or goal of developing a broad and novel pipeline targeting neurological diseases; the potential of our multiple discovery-stage programs to eventually offer significant benefit to patients; the expected timing of having data from our Phase 2 study of prasinezumab (PRX002/RG7935) and our Phase 1 study of PRX004; the expected timing of initiating cell line development of lead candidates from our preclinical tau and Aβ programs; our expected net cash burn from operating and investing activities for 2018 and cash balance at the end of 2018; and our estimated net loss and non-cash share-based compensation expense for 2018. These statements are based on estimates, projections and assumptions that may prove not to be accurate, and actual results could differ materially from those anticipated due to known and unknown risks, uncertainties and other factors, including but not limited to the risks, uncertainties and other factors described in the “Risk Factors” sections of our Annual Report on Form 10-K filed with the Securities and Exchange Commission (SEC) on February 26, 2018 and our subsequent Quarterly Reports on Form 10-Q filed with the SEC. Prothena undertakes no obligation to update publicly any forward-looking statements contained in this press release as a result of new information, future events or changes in Prothena's expectations.

PROTHENA CORPORATION PLC
CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited - amounts in thousands except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2018	2017	2018	2017
Collaboration revenue	$279	$26,812	$506	$27,071
Total revenue	279	26,812	506	27,071
Operating expenses:
Research and development	31,452	34,032	66,158	59,730
General and administrative	10,992	10,912	25,221	21,744
Restructuring costs	20,904	—	20,904	—
Total operating expenses	63,348	44,944	112,283	81,474
Loss from operations	(63,069)	(18,132)	(111,777)	(54,403)
Other income (expense), net	1,241	(856)	1,169	(1,630)
Loss before income taxes	(61,828)	(18,988)	(110,608)	(56,033)
Benefit from income taxes	(1,946)	(1,287)	(1,983)	(2,948)
Net loss	$(59,882)	$(17,701)	$(108,625)	$(53,085)
Basic and diluted net loss per share	$(1.50)	$(0.46)	$(2.77)	$(1.44)
Shares used to compute basic and diluted net loss per share	39,824	38,073	39,257	36,922

PROTHENA CORPORATION PLC
CONSOLIDATED BALANCE SHEETS
(unaudited - amounts in thousands)

	June 30,	December 31,
	2018	2017
Assets
Cash and cash equivalents	$486,212	$417,620
Accounts receivable	8	240
Other current assets	7,817	8,467
Total current assets	494,037	426,327
Property and equipment, net	53,398	54,990
Restricted cash	4,056	4,056
Other assets	11,809	10,956
Total non-current assets	69,263	70,002
Total assets	$563,300	$496,329
Liabilities and Shareholders’ Equity
Accrued research and development	$10,160	$13,509
Restructuring liability	18,396	—
Other current liabilities	17,576	23,862
Total current liabilities	46,132	37,371
Deferred revenue	110,242	—
Other non-current liabilities	50,920	51,769
Total non-current liabilities	161,162	51,769
Total liabilities	207,294	89,140
Total shareholders’ equity	356,006	407,189
Total liabilities and shareholders’ equity	$563,300	$496,329

Media and Investor Contact:

Ellen Rose, Head of Communications
650-922-2405, ellen.rose@prothena.com